Exhibit 99.1


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News Release

From:      Exelon Corporation                              For Immediate Release
           Corporate Communications                        ---------------------
           P.O. Box 805379                                 October 31, 2003
           Chicago, IL 60680-5379

Contact:   Linda Marsicano, 312.394.3099, Exelon

            Exelon Corporation Replaces $1.5 Billion Credit Facility

Chicago (October 31, 2003) - Exelon Corporation (NYSE:EXC) announced today the replacement of its $1.5 billion credit facility, which expires in November. Exelon, along with ComEd, PECO and Exelon Generation, will participate in the new $1.5 billion unsecured revolving credit facility. The credit facility is equally split into a $750 million 364-day agreement and a $750 million 3-year agreement with twenty-three banks and was substantially over-subscribed. The facility will be used principally to support the commercial paper programs at the Exelon holding company level and at ComEd, PECO and Exelon Generation and the issuance of letters of credit. The credit facility also includes a term-out option that would allow Exelon to extend the 364-day agreement for an additional one year.

"The strong credit support received from the banking community is indicative of the strength of our banking relationships," said Barry Mitchell, Exelon's Senior Vice President and Treasurer. "We continue to be committed to improving the financial performance of our core operations and strengthening our balance sheet."

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    Exelon Corporation is one of the nation's largest electric utilities with approximately 5 million customers and more than $15 billion in annual revenues. The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5 million customers in Illinois and
           Pennsylvania and gas to more than 440,000 customers in the
                  Philadelphia area. Exelon is headquartered in
              Chicago and trades on the NYSE under the ticker EXC.